Exhibit 99.1

ROYAL HAWAIIAN ORCHARDS, L.P.
FORM OF INSTRUCTIONS AS TO EXERCISE OF RIGHTS

CONSULT THE SUBSCRIPTION AGENT OR INFORMATION AGENT OR YOUR
BANK OR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Royal Hawaiian Orchards, L.P., a master limited partnership organized under the laws of Delaware (the “Partnership”), to the holders of record of its depositary units (the “Depositary Units”) representing Class A units of limited partnership interests, as described in the Partnership prospectus dated __________ __, 2017 (the “Prospectus”). Record holders of Depositary Units as of 5:00 p.m., Eastern Time, on February 28, 2017 (the “Record Date”), are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase new Depositary Units. In the Rights Offering, the Partnership is offering an aggregate of 11,100,000 Depositary Units.

Each record holder will receive one Right for each whole Depositary Unit owned of record on the Record Date. The Rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on __________ __, 2017 (the “Expiration Time”). Each Right allows the holder thereof to subscribe for one Depositary Unit (the “Basic Subscription Right”) at the cash price of $[____] per whole Depositary Unit (the “Subscription Price”). For example, if a holder owned 1,000 Depositary Units (representing 1,000 Units) as of the Record Date, it would receive 1,000 Rights entitling it to purchase 1,000 Depositary Units for an aggregate exercise price of $[_____].

If a holder timely and fully exercises its Basic Subscription Right with respect to all of the Rights it holds and other rights holders do not exercise their Basic Subscription Rights in full, the holder may also subscribe for an unlimited additional whole number of Depositary Units pursuant to an over-subscription privilege (the “Over-Subscription Privilege”), subject to availability and allocation, provided that the aggregate number of Depositary Units offered in this Rights Offering is limited to 11,100,000. If sufficient Depositary Units are available for offer pursuant to the Rights Offering, the Partnership will seek to honor the over-subscription requests in full, subject to the limitation described above. If, however, over-subscription requests exceed the number of Depositary Units available, we will allocate the available Depositary Units pro rata among the rights holders exercising the Over-Subscription Privilege in proportion to the number of Basic Subscription Rights a holder exercised, relative to the aggregate number of Basic Subscription Rights exercised by all holders electing to over-subscribe. The proration process will be repeated until all available Depositary Units have been allocated.

The Rights are evidenced by non-transferable rights certificates (the “Rights Certificates”). The number of Rights you may use to purchase Depositary Units pursuant to your Basic Subscription Right is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights, including the Over-Subscription Privilege, by completing the appropriate portions of your Exercise of Rights form on the back of the Rights Certificate and returning it to the Subscription Agent in the envelope provided.

To properly exercise the Over-Subscription Privilege, rights holders must deliver the subscription payment related to the exercise of the Over-Subscription Privilege before the Rights Offering expires. Because the Partnership will not know the total number of available Depositary Units and how available Depositary Units will be allocated before the Rights Offering expires, in order for the exercise of the entire Over-Subscription Privilege to be valid, a rights holder should deliver to the subscription agent payment in an amount equal to the aggregate Subscription Price for the entire number of Depositary Units that it has requested to purchase pursuant to the Basic Subscription Rights and the Over-Subscription Privilege, along with the Rights Certificate, including a duly completed Exercise of Rights form located on the reverse of the Rights Certificate, and other subscription documents, prior to the expiration of the Rights Offering, even if the rights holder ultimately is not allocated the full amount of its Over-Subscription Privilege.

Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the Expiration Time.

The Partnership will not be required to issue Depositary Units to you if American Stock Transfer & Trust Company, LLC, as Subscription Agent, does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents.

YOUR RIGHTS CERTIFICATE, COMPLETED EXERCISE OF RIGHTS FORM AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL DEPOSITARY UNITS SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT AT OR BEFORE THE EXPIRATION TIME. ONCE A RIGHTS HOLDER HAS EXERCISED ITS RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE AND WILL BE VOID AND WORTHLESS WITHOUT ANY PAYMENT TO THE HOLDERS THEREOF.

1.  Method of Exercise of Rights

To exercise Rights, complete your Exercise of Rights form on the reverse of the Rights Certificate and send the properly completed and executed form with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Depositary Unit subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege to the Subscription Agent at or prior to the Expiration Time. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Depositary Units being subscribed for (a) by a cashier’s check drawn upon a U.S. bank payable to “American Stock Transfer & Trust Company, LLC,” (b) by an uncertified check drawn upon a U.S. bank payable to “American Stock Transfer & Trust Company, LLC,” or (c) by wire transfer of immediately available funds, to the following account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering (the “Subscription Account”): “American Stock Transfer & Trust Company, LLC, as Subscription Agent, for purposes of accepting subscriptions in a Rights Offering, at JP Morgan Chase Bank, 55 Water Street, New York, NY 10005, ABA #021000021, Account #530-354616, American Stock Transfer FBO Royal Hawaiian Orchards, L.P.” Any wire transfer should clearly indicate the identity of the subscriber who is paying the subscription price by wire transfer.

Payments will be deemed to have been received upon (i) clearance of any cashier’s check or uncertified check, or (ii) receipt of collected funds in the account designated above. If paying by uncertified check, the funds may take five or more business days to clear. Accordingly holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the Expiration Date to ensure that the payment is received and clears by that date.

The Rights Certificate, all other required subscription documents and payment of the Subscription Price must be delivered to the Subscription Agent at the address below:

Delivery by Hand, Mail or Overnight Courier
American Stock Transfer & Trust Company, LLC
Operations Center
Attention: Reorganization Department
6201 Fifteenth Avenue
Brooklyn, New York 11219

Telephone Number for Confirmation or Information:
(800) 937-5449

Delivery to an address other than that above does not constitute valid delivery.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to complete the Rights Certificate, including the Exercise of Rights form, on your behalf.

If you send a payment that is insufficient to purchase the number of Depositary Units you requested, or if the number of Depositary Units you requested is not specified in the forms or exceeds the number of Depositary Units to which you are entitled, the exercise of your Rights will be given effect to the fullest extent possible based on the amount of the payment received, subject to the availability of Depositary Units and allocation procedure applicable to the exercise of the Over-Subscription Privilege. If your aggregate subscription payment is greater than the amount you owe for exercise of your Basic Subscription Right in full and you have not specified an amount for the Over-Subscription Privilege, the excess subscription payment received by the Subscription Agent will be returned to you, without interest or penalty, as soon as practicable following the Expiration Time.

Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Partnership as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Right and the Over-Subscription Privilege by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

The Partnership can provide no assurances that each rights holder will actually be permitted to purchase in full the number of Depositary Units the rights holder elects to purchase through the exercise of its Over-Subscription Privilege. The Partnership will not be able to satisfy any requests for Depositary Units pursuant to the Over-Subscription Privilege if all rights holders timely and fully exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient Depositary Units are available following the exercise of the Basic Subscription Rights, subject to the pro rata allocation described in the Prospectus. See “The Rights Offering—Rights—Over-Subscription Privilege” in the Prospectus for more information on how the over-subscription Depositary Units will be allocated.

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To the extent the number of Depositary Units allocated to a rights holder pursuant to the Over-Subscription Privilege is greater than the number of Depositary Units the rights holder subscribed for in connection with the exercise of the Over-Subscription Privilege, the rights holder’s allocation will be reduced following the Expiration Time to reflect such subscription, and the excess Depositary Units will be reallocated to other rights holders.

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If the rights holder has subscribed, and paid for, a number of Depositary Shares in connection with the exercise of the Over-Subscription Privilege greater than the number of Depositary Units originally allocated to the rights holder pursuant to the Over-Subscription Privilege, such rights holder will be allocated the number of Depositary Units subscribed for to the extent there are excess Depositary Units, after taking into consideration the subscriptions of all rights holders in connection with the Over-Subscription Privilege.

2.  Issuance of Depositary Units; Return of Excess Payment

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary on your Exercise of Rights form.

a)

Basic Subscription Right. As soon as practicable after the Expiration Time, the Subscription Agent will mail to each exercising rights holder a direct registration account statement for the number of Depositary Units purchased pursuant to the Basic Subscription Rights.

b)

Over-Subscription Privilege. As soon as practicable after the Expiration Time and after all allocations contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each rights holder that validly exercises the Over-Subscription Privilege a direct registration account statement for the number of Depositary Units, if any, allocated to such rights holder pursuant to the Over-Subscription Privilege.

c)

Excess Cash Payments. As soon as practicable after the Expiration Time, any excess subscription payments received by the Subscription Agent in payment of the Subscription Price will be mailed to each applicable rights holder, without interest or penalty.

3.  Transferability of Rights

The Rights are not transferable.

4.  Execution

(a) Execution by Registered Holder. The signature(s) on the Exercise of Rights form must correspond with the name(s) of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. All signatures must be an original. The Subscription Agent will not accept copies of signatures.

(b) Execution by Person Other than Registered Holder. If the Exercise of Rights form is executed by a person other than the holder named on the face of the Rights Certificate, in a representative or other fiduciary capacity, such person must indicate his or her capacity when signing, and proper evidence of authority of such person executing the Exercise of Rights form must accompany the same unless the Subscription Agent dispenses with proof of authority in its sole and absolute discretion. All signatures must be an original. The Subscription Agent will not accept copies of signatures.

(c) Medallion Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify that Depositary Units are to be issued to someone other than the registered holder, or if you are having the Depositary Units sent to an address different from that shown on the face of the Rights Certificate.

5.  Method of Delivery

The method of delivery of Rights Certificates, Exercise of Rights forms, all other subscription documents and payment of the subscription amount to the Subscription Agent will be at the risk of the rights holders. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent before the Expiration Time.

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